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Exhibit 5.1

        August 19, 2002

Communication Systems, Inc.
213 South Main Street
Hector, Minnesota 55342

Re:	Opinion of Counsel as to Legality of the 200,000 Shares of Common Stock to be Registered Under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended on Form S-8 of 200,000 shares of Common Stock, $.05 par value, of Communication Systems, Inc. (the "Company") offered to officers, consultants and other key employees of the Company pursuant to the Amended and Restated Communication Systems, Inc. 1990 Employee Stock Purchase Plan (the "Plan"). These shares are in addition to the 200,000 shares offered pursuant to the Plan and registered on previous Registration Statements on Form S-8 (File Nos. 33-39862, 33-99564).

        As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 200,000 shares of Common Stock to be offered to officers, directors, employees and consultants by the Company under the Plan, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ LINDQUIST & VENNUM P.L.L.P.

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  Exhibit 5.1